Exhibit 99.1

News Release
May 20, 2014	R. Andrew Watts
Chief Financial Officer
(386) 239-5770

BROWN & BROWN, INC. COMPLETES

ACQUISITION OF THE WRIGHT INSURANCE GROUP, LLC

(Daytona Beach and Tampa, Florida) … Brown & Brown, Inc. (NYSE:BRO) today announced the completion of the previously-announced acquisition by merger of The Wright Insurance Group, LLC (“TWIG”) by Brown & Brown, Inc.

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and related services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, Brown & Brown is ranked by Business Insurance magazine as the United States’ seventh-largest independent insurance intermediary. Brown & Brown’s Web address is www.bbinsurance.com. Wright’s current operations can be reviewed at Wright’s web address located at www.wrightinsurance.com/companies.

This press release may contain certain statements relating to future results which are forward-looking statements, including those associated with this acquisition. These statements are not historical facts, but instead represent only Brown & Brown’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Brown & Brown’s control. It is possible that Brown & Brown’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning Brown & Brown and its business, including factors that potentially could materially affect Brown & Brown’s financial results and condition, as well as its other achievements, is contained in Brown & Brown’s filings with the Securities and Exchange Commission. Such factors include those factors relevant to Brown & Brown’s consummation and integration of the announced acquisition, including any matters analyzed in the due diligence process, and material adverse changes in the business and financial condition of the seller, the buyer, or both, and their respective customers. All forward-looking statements made herein are made only as of the date of this release, and Brown & Brown does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which Brown & Brown hereafter becomes aware.

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